UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 27, 2015

EDGEWELL PERSONAL CARE COMPANY

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employee Identification Number)

1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017

(Address of Principal Executive Offices, Including Zip Code)

314-594-1900

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Compensation

On July 27, 2015, the Nominating and Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Edgewell Personal Care Company (the “Company”) adopted certain decisions relating to the compensation of Ward M. Klein, Executive Chairman of the Company. The Board then ratified the decision of the Committee at the Board’s subsequent meeting on July 27, 2015.

As previously disclosed by the Company in its Current Report on Form 8-K filed on July 10, 2015, the Committee and the Board approved a cash bonus program (the “Bonus Program”) for Mr. Klein at their July 6, 2015 meetings. The Bonus Program will run for the period from July 6, 2015 through July 5, 2016 and was established under and pursuant to the Company’s shareholder-approved executive officer bonus plan which was approved at the Company’s 2011 annual meeting of shareholders and described in its proxy statement dated December 10, 2010.

At their July 27, 2015 meeting, the Committee set out the performance metrics underlying the Bonus Program for Mr. Klein. Mr. Klein’s bonus will be based on the earnings per share of the Company during the period of the Bonus Program, as may be adjusted to account for certain specified unusual or extraordinary items. Mr. Klein will receive a bonus that will range from 80% of his base salary if threshold performance is achieved, to 125% of his base salary at target performance, and to a maximum of 175% of his base salary at stretch performance. In addition, the Committee retained the discretion to adjust Mr. Klein’s bonus payment downward based on their evaluation of Mr. Klein’s individual performance in the following areas during the term of the Bonus Program: management development; mentoring; and external communication. The Committee believes that these are the key factors in measuring Mr. Klein’s success in his new role as Executive Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EDGEWELL PERSONAL CARE COMPANY.

By:	/s/ Sandra J. Sheldon
Sandra J. Sheldon
Chief Financial Officer

Dated: July 30, 2015